EXHIBIT (b)(1)

Principal Sum: $ ___________

Investor:  ________________

Dated:  _____________, 2009

PROMISSORY NOTE

(the “Note”)

COLONIAL COMMERCIAL CORP.

COLONIAL COMMERCIAL CORP., a New York corporation (hereinafter called the “Company”), hereby promises to pay to the order of Holder the Principal Sum and interest as follows:

The Principal Sum shall be payable in twenty equal quarterly payments with accrued interest thereon at the rate of 12% per annum, on the tenth day of each October, January, April and July beginning October 10, 2009.

The principal amounts to be repaid hereunder were loaned by Holder to the Company by way of a payment made in escrow to American Stock Transfer Company, and interest shall accrue hereunder from the date of such payment into escrow.

1.
Subordination. The Company’s indebtedness to Holder under this Note shall be subordinate to of indebtedness to Senior Lenders (as hereinafter defined) to the fullest extent from time to time requested by the Senior Lenders. “Senior Lenders” means Wells Fargo Bank, National Association (“Wells”) or any lender that refinances any indebtedness of the Company to Wells..

Holder hereby accepts the terms of any subordination agreement and inter-creditor and other agreements (including but not limited to a subordination agreement and inter-creditor agreement entered or to be entered among the Holder, the Company and Wells) that are at any time or times proposed by the Senior Lenders as to such subordination, with the same force and effect as if Holder had directly signed such subordination and inter-creditor and other agreements. Without limiting the generality of the foregoing, Holder hereby irrevocably appoints either William Salek or William Pagano as Holder’s attorney in fact to execute and deliver such agreements in the name of Holder and on its behalf.

2.
Due on Sale. The Principal Sum and interest thereon shall become due and payable upon the sale of all or substantially all of its assets to another entity, or upon consolidation or merger with another entity.

3.
Prepayment. This Note may be pre-paid in full or part without penalty at the sole option of the Company. Repayments to the Holder by American Stock Transfer Company out of escrow shall constitute prepayments hereunder. All prepayments shall be applied first to interest and then to principal.

4.	Events of default, change of control, and acceleration of the Note.

a.	A default with respect to this Note shall exist if any of the following shall occur:

i.
The Company shall fail to make any payment of interest or Principal Sum when due, or the Company shall otherwise breach any other provision of this Note, and such failure to make payment or such other breach shall continue for 20 business days after written notice by Holder to the Company.

ii.
A receiver, liquidator or trustee of the Company or of a substantial part of its properties shall be appointed by court order and such order shall remain in effect for more than 45 calendar days; or the Company shall be adjudicated bankrupt or insolvent; or a substantial part of the property of the Company shall be sequestered by court order and such order shall remain in effect for more than 45 calendar days; or a petition to reorganize the Company under any bankruptcy, reorganization or insolvency law shall be filed against the Company and shall not be dismissed within 45 calendar days after such filing.

iii.
The Company shall file a petition in voluntary bankruptcy or request reorganization under any provision of any bankruptcy, reorganization or insolvency law, or shall consent to the filing of any petition against it under any such law.

iv.	The Company shall have defaulted in respect of any obligation for borrowed money and the lender in respect thereof shall have accelerated or shall have purported to accelerate the maturity thereof; or

v.
The Company shall make an assignment for the benefit of its creditors or consent to the making of any such assignment, or admit in writing its inability to pay its debts generally as they become due, or consent to the appointment of a receiver, trustee or liquidator of the Company, or of all or any substantial part of its properties.

b.
If a default shall occur and be continuing, the Holder may, in addition to such Holder’s other remedies, by written notice to the Company (an “Acceleration Notice”), declare the Principal Sum amount of this Note, together with all interest accrued thereon, to be due and payable immediately. Upon any such declaration, such amount shall become immediately due and payable.

c.
This Note shall accrue interest after the giving of an Acceleration Notice (as defined herein) at the rate of 18% per annum (or, if less, the highest rate permitted by law), payable on demand. Interest shall be computed on the basis of a 360-day year.

5.	Miscellaneous.

a.
All notices and other communications required or permitted to be given hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telegram, by facsimile, recognized overnight mail carrier, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows: (a) if to the Holder, to such address as such Holder shall furnish to the Company in accordance with this Section, or (b) if to the Company, to it at its headquarters office, or to such other address as the Company shall furnish to the Holder in accordance with this Section.

b.	This Note shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

c.	All disputes hereunder shall be resolved exclusively by the Federal and State courts in Passaic County, New Jersey.

d.	The Holder of this Note shall be entitled to recover its reasonable legal and actual costs of collecting on this Note, and such costs shall be deemed added to the Principal Sum amount of this Note.

e.	The Company waives protest, notice of protest, presentment, dishonor, notice of dishonor and demand.

f.	This Note may not be changed or terminated orally.

g.	The Section headings in this Note are for convenience only.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed on the date set forth above.

COLONIAL COMMERCIAL CORP.	HOLDER

By:	By:

Print Name:	Print Name:

Confirmed as to appointment of attorney in fact:

By:

Print Name: